UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2008

National Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19136	58-1922764
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4925 GREENVILLE AVENUE
DALLAS, TEXAS	75206
(Address of principal executive offices)	(Zip Code)

(214) 692-9211
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On February 5, 2008, National Energy Group, Inc. (“NEGI” or the “Company”) was informed that on February 1, 2008 a purported stockholder derivative and class action lawsuit styled Andrew T. Berger v. Icahn Enterprises LP, et al. (Case No. 3522-VCS) was filed in the Delaware Court of Chancery against NEGI, as a nominal defendant, and Icahn Enterprises L.P. (“Icahn Enterprises”), Robert G. Alexander, Jon F. Weber, Robert J. Mitchell, Jack G. Wasserman and Robert H. Kite, as additional defendants (the “Lawsuit”). NEGI has not yet been formally served with the Lawsuit. Icahn Enterprises indirectly beneficially owns 50.1% of the Company’s outstanding common stock. Messrs. Alexander, Weber, Mitchell, Wasserman and Kite are current or former directors or officers of the Company. The Lawsuit alleges, among other things, that certain of the Company’s current and former officers and directors breached their fiduciary duties to the Company and its stockholders in connection with the Company’s previously announced November 21, 2006 sale to NEG Oil & Gas LLC (“NEG Oil & Gas”) of the Company’s former unconsolidated non-controlling 50% limited liability company interest in NEG Holding LLC (“NEG Holding”) as a result of the exercise by NEG Oil & Gas of its contractual redemption option under the operating agreement governing NEG Holding.
     Since the redemption of the Company’s former interest in NEG Holding, NEGI has had no business operations and its principal assets consist of its cash and short-term investment balances, which currently aggregate approximately $47.8 million. As a result, on November 12, 2007, the Company’s Board of Directors concluded that the liquidation and dissolution of the Company and the distribution of the Company’s assets in connection therewith was in the best interests of the Company’s stockholders when compared to other alternatives and, on December 13, 2007, the Company announced that its Board of Directors had scheduled a meeting (the “Special Meeting”) of the Company’s stockholders to be held on February 7, 2008 to consider and vote on a proposal to approve the Plan of Complete Dissolution and Liquidation of National Energy Group, Inc. (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”). Company stockholders of record as of the close of business on December 27, 2007 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting.
     At the time that the Company called the Special Meeting and transmitted its related Notice of Special Meeting of Shareholders and Proxy Statement for Special Meeting of Shareholders, both dated January 7, 2008, to its stockholders as of the Record Date, the Lawsuit had not been filed and accordingly such materials do not contemplate the existence of the Lawsuit. As a result, the Company convened the Special Meeting on February 7, 2008 for the sole purpose of adjourning it to 10:00 a.m., Central Time, on Thursday, February 28, 2008, in the White Rock Room, Radisson Hotel Central Dallas, 6060 North Central Expressway, Dallas, Texas 75206, to permit the Company to evaluate the Lawsuit. Company stockholders as of the Record Date will still be entitled to appear and vote, in person or by proxy, at the Special Meeting when reconvened on February 28, 2008. The Company will publicly announce additional information concerning the Special Meeting in the near future.

     On February 7, 2008, the Company issued a press release in connection with the foregoing matters, a copy of which is filed as Exhibit 99.1 to this Current Report, and will be published on the Company’s website at www.negx.com.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number		Description
99.1	—	Press release dated February 7, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL ENERGY GROUP, INC.

Date: February 7, 2008	By:	/s/ Bob G. Alexander

	Name:	Bob G. Alexander
	Title:	President and Chief Executive Officer

Index to Exhibits

Exhibit
Number		Description
99.1	—	Press release dated February 7, 2008.